Exhibit 99.1
ASSOCIATED MATERIALS, LLC ANNOUNCES ISSUANCE OF NOTES
AND EXCHANGE OF NOTES OF AMH HOLDINGS II, INC.
CUYAHOGA FALLS, Ohio, June 16, 2009/PRNewswire/ — Associated Materials, LLC (“Associated”) announced today that it has entered into a purchase agreement pursuant to which it will issue $20.0 million of its 15% Senior Subordinated Notes due 2012 (the “New Associated Notes”) in a private placement. Additionally, Associated announced that AMH Holdings II, Inc. (“AMH II”), an indirect parent company of Associated, has entered into an exchange agreement pursuant to which it will pay $20.0 million in cash and issue $13.066 million original principal amount of its 20% Senior Notes due 2014 (the “New AMH II Notes”) in exchange for all of its outstanding 13.625% Senior Notes due 2014.
Associated also announced that it has entered into a loan agreement with AMH II to loan AMH II up to approximately $33.0 million. In addition, Associated announced that it had entered into an amendment of its outstanding revolving credit facility in order to permit the foregoing transactions.
The New Associated Notes will mature on July 15, 2012 and will be unsecured senior subordinated obligations of Associated. The New Associated Notes will rank pari passu with Associated’s existing 9 3/4% Senior Subordinated Notes due 2012 and will be subordinated in right of payment to all unsubordinated indebtedness of Associated. Certain of Associated’s subsidiaries will guarantee Associated’s obligations under the New Associated Notes. Net proceeds from the offering of the New Associated Notes, expected to be approximately $18.5 million, will be used to repay indebtedness under Associated’s revolving credit facility. The New AMH II Notes will mature on December 1, 2014 and will be senior unsecured obligations of AMH II. Interest accruing on the New AMH II Notes will be payable at maturity.
The New Associated Notes and the New AMH II Notes were offered in the United States in transactions exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). Neither the New Associated Notes nor the New AMH II Notes have been registered under the Securities Act and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act.
The transactions contemplated by the purchase agreement and the exchange agreement are subject to certain conditions to closing, including that the restricted payments basket under the indenture of AMH Holdings, LLC (“AMH”) be increased by at least $8 million through the exchange of debt for equity or the receipt by AMH II of an equivalent amount of additional equity capital. There can be no assurance that these conditions will be satisfied.
AMH II and its direct and indirect subsidiaries (including Associated and AMH) expect to continue exploring ways to optimize their capital structure, which could include various liability management transactions and/or the refinancing of certain debt securities in fiscal 2009 and thereafter.

This press release does not constitute an offer to sell nor a solicitation of any offer to buy any security, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated and AMH that are based on the beliefs of Associated’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of Associated’s and AMH’s management. The following factors, and others which are discussed in Associated’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.